Exhibit 99.1

News Release

L.B. FOSTER REPORTS FIRST QUARTER OPERATING RESULTS

PITTSBURGH, PA, May 3, 2016 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported financial results for its first quarter ended March 31, 2016.

First Quarter Highlights

•	Sales of $126.3 million, a decrease of 8.4% from the prior year quarter
•	Gross profit margin was 19.0% compared to 22.2% in the prior year quarter
•	EBITDA[1] was $4.0 million compared to $12.0 million in the prior year quarter
•	Announced further cost reduction initiatives to drive profitability and cash flow

Consolidated Results

First quarter net sales of $126.3 million decreased by $11.6 million, or 8.4%, compared to the prior year quarter due to a 17.2% decrease in Rail Products and Services (“Rail”) segment sales and a 7.0% decline in Construction segment sales, partially offset by a 16.2% increase in Tubular and Energy Services (“Tubular”) segment sales.

Gross profit margin of 19.0% compared to 22.2% in the prior year quarter, a decrease of 326 basis points. The decrease was driven by lower margins across each of the segments with the most significant reduction coming from the Tubular segment.

First quarter net loss of $2.8 million, or $(0.28) per diluted share, compared to net income of $4.3 million, or $0.41 per diluted share, in the prior year quarter.

First quarter bookings were $118.0 million, a 27.8% decrease from the prior year quarter, due to 40.8%, 13.2% and 9.3% declines in Rail, Tubular and Construction segment orders, respectively.

Cash flow from operating activities for the first quarter of 2016 used $5.1 million of cash compared to $7.4 million of cash used in the first quarter of 2015.

Robert P. Bauer, L.B. Foster Company’s President and Chief Executive Officer, commented, “The weakness that we experienced in the first quarter was driven by the ongoing challenges we face in many of the markets we serve, in addition to the headwinds driven by the current commodity cycle. While the first quarter is traditionally our seasonally weakest quarter, the year got off to a particularly slow start, driven by reduced spending in the North American freight rail market and softer than expected spend on highway and other civil construction projects. Profitability in the quarter was impacted by de-leverage on lower volume which also put pressure on gross margins.”

Mr. Bauer continued, “As part of our plan to achieve our targets, today we announced a new restructuring initiative aimed at improving profitability. While we have taken steps since the beginning of last year to rationalize our expense structure to adjust to lower volumes, ongoing market conditions have caused us to further scrutinize our expense structure throughout the organization to drive greater efficiencies. We plan to defer expenses that are not related to either cost reductions or securing new business. We are confident that these additional steps will better position L.B. Foster to deliver solid results when demand improves.”

[1]	See non-GAAP reconciliation at the end of this press release.

Business Segment Results

($ in thousands)

Rail Products and Services Segment

Rail sales decreased 17.2% in the quarter due to lower sales across all significant rail divisions, with the exception of transit products, as a result of reduced volumes. Reduced sales to Union Pacific Railroad accounted for more than half of the decline. Gross profit margin was negatively impacted by reduced sales volumes, partially offset by manufacturing efficiencies and cost reductions.

	2016	2015	Variance
Sales	$64,292	$77,676	(17.2%)
Gross Profit	$13,941	$18,143
Gross Profit %	21.7%	23.4%

Construction Products Segment

Construction sales decreased 7.0% in the quarter due to lower sales across our product lines. Gross profit margin was negatively impacted by a decline in margins for precast concrete products, partially offset by improved margins in fabricated bridge products.

	2016	2015	Variance
Sales	$31,880	$34,290	(7.0%)
Gross Profit	$5,574	$6,562
Gross Profit %	17.5%	19.1%

Tubular and Energy Services Segment

Tubular sales improved by 16.2% in the quarter due to sales from coated products, precision measurement systems and sales from test and inspection services, which was acquired in March 2015. Tubular gross profit margins declined principally due to lower margins in our test and inspection services business, partially offset by improved margins in coated products.

	2016	2015	Variance
Sales	$30,138	$25,941	16.2%
Gross Profit	$4,583	$6,034
Gross Profit %	15.2%	23.3%

Earnings Conference Call and Audio Webcast

L.B. Foster will host a conference call to discuss fiscal first quarter 2016 operating results on Tuesday, May 3, 2016 at 5:00 p.m. Eastern Time. Those wishing to participate via the webcast should access the call through L.B. Foster’s website at www.lbfoster.com. Those wishing to participate via the telephone may dial in at (877) 793-4346 and provide the access code: 96971797. Presentation slides will be available on the L.B. Foster Company investor relations website. The conference call replay will be available via webcast through L.B. Foster’s Investor Relations website.

About L.B. Foster Company

L.B. Foster is a leading manufacturer, fabricator, and distributor of products and services for the rail, construction, energy and utility markets with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown or a continuation of the current economic slowdown in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy including evaluating potential opportunities such as strategic acquisitions, joint ventures, and other initiatives, and our ability to effectively integrate new businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of material from our major suppliers; labor disputes; the effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes; foreign currency fluctuations; inflation; domestic and foreign government regulations; continued and sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; increased regulation including conflict minerals; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad (“UPRR”) and an overall resolution of the related contract claims as well as the possible costs associated with the outcome of the lawsuit filed by the UPRR; risks inherent in litigation and those matters set forth in Item 8, Footnote 19, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2015 as updated by any subsequent Form 10-Qs. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by securities laws.

Investor Relations:

David Russo

(412) 928-3417

investors@lbfoster.com

L.B. Foster Company

415 Holiday Drive

Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
	(Unaudited)
Sales of goods	$107,915	$122,796
Sales of services	18,395	15,111

Total sales	126,310	137,907
Cost of goods sold	86,393	96,194
Cost of services sold	15,957	11,060

Total cost of sales	102,350	107,254

Gross profit	23,960	30,653

Selling and administrative expenses	22,817	22,251
Amortization expense	3,266	2,157
Interest expense	1,170	613
Interest income	(55)	(57)
Equity in loss (income) of nonconsolidated investments	196	(173)
Other expense (income)	715	(803)

	28,109	23,988

(Loss) income before income taxes	(4,149)	6,665
Income tax (benefit) expense	(1,317)	2,380

Net (loss) income	$(2,832)	$4,285

Basic (loss) earnings per common share	$(0.28)	$0.42

Diluted (loss) earnings per common share	$(0.28)	$0.41

Dividends paid per common share	$0.04	$0.04

Average number of common shares outstanding - Basic	10,232	10,259

Average number of common shares outstanding - Diluted	10,232	10,359

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,883	$33,312
Accounts receivable - net	74,808	78,487
Inventories - net	92,204	96,396
Prepaid income tax	5,638	1,131
Other current assets	7,285	5,148

Total current assets	210,818	214,474
Property, plant and equipment - net	126,012	126,745
Other assets:
Goodwill	81,554	81,752
Other intangibles - net	131,334	134,927
Deferred tax assets	226	226
Investments	5,124	5,321
Other assets	3,037	3,215

Total Assets	$558,105	$566,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,246	$55,804
Deferred revenue	8,352	6,934
Accrued payroll and employee benefits	7,327	10,255
Accrued warranty	8,731	8,755
Current maturities of long-term debt	1,338	1,335
Other accrued liabilities	10,034	8,563

Total current liabilities	82,028	91,646
Long-term debt	173,573	167,419
Deferred tax liabilities	8,079	8,926
Other long-term liabilities	15,574	15,837
Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	44,960	46,681
Retained earnings	273,325	276,571
Treasury stock	(21,366)	(22,591)
Accumulated other comprehensive loss	(18,179)	(17,940)

Total stockholders’ equity	278,851	282,832

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$558,105	$566,660

This earnings release contains earnings before interest, taxes, depreciation, and amortization (EBITDA) which is a non-GAAP financial measure. The Company believes that EBITDA is useful to investors in order to provide a better understanding of the ongoing operations of the Company’s business. The EBITDA measures are useful in the assessment of the use of our assets without regard to financing methods, capital structure, or historical cost basis. EBITDA is also a financial measurement that is utilized in the determination of certain compensation programs.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below:

	Three Months Ended
	March 31,
EBITDA Reconciliation	2016	2015
Net (loss) income	$(2,832)	$4,285
Interest expense, net	1,115	556
Income tax (benefit) expense	(1,317)	2,380
Depreciation	3,727	2,619
Amortization	3,266	2,157

Total EBITDA	$3,959	$11,997